                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

================================================================================

HANOVER COMPRESSOR COMPANY                   [HANOVER COMPRESSOR COMPANY - LOGO]
12001 N. Houston Rosslyn
Houston, TX 77086
(281) 447-8787
Contact: Mr. Lee Beckelman, Investor Relations


         HANOVER COMPRESSOR REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

           HOUSTON, May 13, 2003 - Hanover Compressor Company (NYSE:HC), the leading provider of outsourced natural gas compression services, today reported financial results for the first quarter ended March 31, 2003, which include an estimated charge to settle all currently outstanding securities-related litigation.


           Quarterly Results - Summary

           First quarter 2003 revenue was $273.7 million compared with $255.5 million for the first quarter 2002. Net loss for the first quarter 2003 was $50.3 million, or $0.63 per share compared with net income of $5.0 million, or $0.06 per fully diluted share in the first quarter 2002. Loss from continuing operations for the first quarter 2003 was $49.3 million, or $0.61 per share, compared to income of $4.8 million, or $0.06 per fully diluted share a year earlier. Included in the first quarter net loss was a pre-tax charge of approximately $65.6 million ($51.0 million, net of tax) for the company's estimated settlement of all currently outstanding securities-related litigation. A summary of this charge is provided in another release being issued by the company today. Excluding the securities-related litigation settlement charge, income from continuing operations was $1.7 million, or $0.02 per fully diluted share.

           EBITDAR (consolidated income from continuing operations before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, provision for income taxes, and depreciation and amortization) for the first quarter was $10.5 million, compared to $65.2 million for the same period a year earlier. First quarter 2003 EBITDAR included a $65.6 million charge for the securities-related litigation settlement and first quarter 2002 EBITDAR included $12.7 million of foreign currency translation charges primarily related to the Argentina financial crisis. As described below, the first quarter 2003 results include the consolidated results of Belleli Energy S.r.l. ("Belleli").

           "Excluding the impact of the securities-related litigation settlement, Hanover was able to achieve positive financial results despite a continued soft domestic market for compression" said Chad Deaton, President and Chief Executive Officer of Hanover. " Going into the second quarter, we continue to see higher activity levels in production equipment fabrication and strong demand internationally for our products and services, but we don't expect increased activity in the domestic compression market until the second half of the year. For the year, including the operations of Belleli, we continue to anticipate a 10% increase in revenues over 2002 and EBITDAR (excluding the securities-related litigation settlement) to be in the range of $300 million to $330 million."

           Hanover has not provided guidance for net income for 2003 because some variables incident to the factors that affect net income are significantly uncertain as to make a prediction of net income not advisable. These factors, obviously, are critical to a determination of the company's net income.


           Revenue and Profit

           First quarter 2003 revenue increased 7% compared to first quarter 2002 due primarily to the inclusion of Belleli, increased activity in production equipment fabrication and increased international rental revenue. Domestic rental revenue declined 9% from the first quarter 2002 to $78.6 million with gross margin declining to 61% from 65% a year earlier. Domestic rental results were impacted by low utilization of the company's domestic rental fleet, relative to the same period a year earlier, without a corresponding reduction in fixed overhead, leading to the decline in gross margin. International rental revenue increased by 20% over first quarter 2002 to $51.4 million and gross margin improved marginally to 71% from 70% a year earlier. International rental revenue increased primarily from the expansion of the company's business operations, the recognition of approximately $1.7 million in billings to Venezuelan customers in the first quarter of 2003 which were not recognized in 2002 due to concerns about the ultimate receipt of these revenues as a result of the unofficial strike by workers of the national oil company in Venezuela and a $1.9 million fee received for the modification of a contract in Venezuela. Activity levels in Venezuela have stabilized and begun to improve, returning to more normal operating levels in March. The company is receiving payment for services in Venezuela and accounts receivable balances are in line with historical levels.

           Parts & service revenue for the first quarter declined 39% from the first quarter 2002 to $37.8 million with gross margin improving to 35% from 15% for the same period a year earlier. The reduced level of parts and service revenue was primarily due to lower used compression equipment sales. Included in parts & service revenue for the quarter was $3.9 million in used gas plant and compression equipment sales, with a 58% gross margin compared to $28.7 million in sales and a 6% gross margin for the first quarter 2002.

           Compression fabrication revenue declined 18% from the first quarter 2002 to $21.4 million with gross margin declining slightly to 13% from 14% a year earlier. Production & processing equipment fabrication revenue for the quarter was $80.1 million compared to $33.1 million in revenue for the same period in 2002. Included in production and processing equipment fabrication revenue and expense for the first quarter 2003 was $35.7 million in revenue and $32.0 million in expense for Belleli. Gross margin for production and processing equipment fabrication was 13% for the first quarter of 2003, marginally lower than the 14% gross margin for the first quarter 2002. Excluding Belleli, production & processing equipment fabrication revenue increased by 34% over first quarter 2002 to $44.5 million, with a gross margin of 16%.

           First quarter 2003 results were also impacted by higher SG&A expense, compared to the first quarter 2002, primarily due to the inclusion of Belleli's SG&A of $2.5 million. Depreciation and amortization expense for the quarter increased to $34.6 million, compared to $24.3 million for the same period a year ago. The increase in depreciation expense was primarily due to additional equipment and maintenance capital, which was placed in service during 2002 that is included in the company's depreciable asset base.


           Liquidity and Other

           Hanover had capital expenditures of approximately $36.4 million in the first quarter 2003, compared to $66.4 million for the same period last year for continuing operations. At March 31, 2003, the company had approximately $189.5 million outstanding under its $350 million bank credit facility and approximately $21 million in cash on its balance sheet.

           "As we continue to focus on capital discipline as a key corporate objective, in the first quarter we reduced capital expenditures by approximately $30 million compared to the same period last year" said John Jackson, Chief Financial Officer of Hanover. "Our outstanding borrowings under our credit facility increased by approximately $33 million from year end due primarily to the timing of our interest and lease payments. We continue to focus on capital discipline and would expect outstandings under our credit facility to decrease in the second quarter. Additionally, we do not expect the securities litigation settlement to have a material impact on our liquidity."

           Total compression horsepower at March 31, 2003 was 3,545,000, including 2,653,000 horsepower deployed in the United States and 892,000 horsepower deployed internationally. Hanover's compression horsepower utilization rate as of March 31, 2003, on a total horsepower basis, was 79%, compared to 78% at December 31, 2002, and 85% at March 31, 2002.

           At March 31, 2003, Hanover's third-party fabrication backlog, excluding Belleli, was approximately $94 million, a 25% increase over first quarter 2002 levels. Compared to year-end 2002, the company's backlog increased by 7%.


           Conference Call Details

           Hanover will host a conference call at 12:00 p.m. Eastern Time, May 13, 2003 to discuss financial results for the first quarter 2003, and other matters. To access the call, participants should dial 913-981-4900 at least ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 3:30 p.m. Eastern Time on May 13, 2003, until midnight on Saturday, May 17, 2003. To listen to the replay, please dial 888-203-1112 in the United States and Canada, or 719-457-0820 internationally, access code 453789.


           About Hanover Compressor

           Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover sells and provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

           Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and may include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: our inability to renew our short-term leases so as to fully recoup the cost of acquiring or fabricating leased equipment; our inability to generate sufficient cash, access capital markets or to incur indebtedness to fund our business; a prolonged, substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and gas production equipment; changes in economic or political conditions in the countries in which we do business; legislative changes in the countries in which we do business; the loss of market share through competition; the introduction of competing technology by other companies; losses due to the inherent risks associated with our operations, including equipment defects, malfunctions and failures and natural disasters; war, terrorists attacks, and/or the responses thereto; government safety, health, environmental and other regulations, which could require us to make significant capital expenditures; our high level of customer concentration which intensifies the negative effect of the loss of one or more of our customers; our inability to comply with loan and lease covenants; the decreased financial flexibility associated with our significant cash requirements and substantial debt and compression equipment lease commitments; reduced profit margins resulting from increased pricing pressure in our businesses; currency fluctuation; our inability to execute our exit and sale strategy with respect to assets classified as discontinued operations and held for sale; adverse results in shareholder or other litigation or regulatory proceedings; and our inability to properly implement new enterprise resource planning systems used for integration of our businesses. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission. With respect to the settlement described in this press release, there is also the risk that court approval may not be obtained. Such approval, negotiation of a final settlement agreement and performance by other parties to the settlement are conditions precedent to the closing of the settlement. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.






                                 (Tables Follow)

                           HANOVER COMPRESSOR COMPANY
                           CONSOLIDATED FINANCIAL DATA
                           AND EBITDAR RECONCILIATION
               (in thousands of dollars, except per share amounts)
                                   (unaudited)


                                                                                  Three Months Ended
                                                                                        March 31,
                                                                                 ----------------------
                                                                                    2003        2002
                                                                                 ----------- ----------
Revenues:
      Domestic rentals .......................................................    $   78,649  $  86,134
      International rentals ..................................................        51,440     42,737
      Parts, service and used equipment ......................................        37,770     62,291
      Compressor and accessory fabrication ...................................        21,380     26,058
      Production and processing equipment fabrication ........................        80,140     33,132
      Equity in income of non-consolidated affiliates ........................         2,880      4,932
      Other ..................................................................         1,428        242
                                                                                 ----------- ----------
                                                                                     273,687    255,526

Expenses:
      Domestic rentals .......................................................        30,846     29,873
      International rentals ..................................................        15,020     12,801
      Parts, service and used equipment ......................................        24,463     53,160
      Compressor and accessory fabrication ...................................        18,638     22,399
      Production and processing equipment fabrication ........................        69,562     28,537
      Selling, general and administrative ....................................        39,272     32,720
      Foreign currency translation ...........................................           373     12,681
      Change in fair value of derivative financial instruments ...............        (1,960)    (2,010)
      Provision for estimated cost of litigation settlement ..................        65,595         --
      Other ..................................................................         1,367        211
                                                                                 ----------- ----------
                                                                                     263,176    190,372
                                                                                 ----------- ----------
           EBITDAR (1), (2) ..................................................        10,511     65,154

      Depreciation and amortization ..........................................        34,578     24,295
      Leasing expense ........................................................        24,653     22,928
      Interest expense .......................................................        10,554      8,262
      Distributions on mandatorily redeemable convertible preferred securities         1,593      1,593
                                                                                 ----------- ----------
                                                                                      71,378     57,078
                                                                                 ----------- ----------
Income (loss) from continuing operations before income taxes .................       (60,867)     8,076
Provision for (benefit from) income taxes ....................................       (11,550)     3,246
                                                                                 ----------- ----------
Income (loss) from continuing operations (3) .................................       (49,317)     4,830
Income (loss) from discontinued operations, net of tax .......................          (969)       204
                                                                                 ----------- ----------
Net income (loss) ............................................................    $  (50,286) $   5,034
                                                                                 =========== ==========

Diluted net income (loss) per share:
      Net income (loss) ......................................................    $  (50,286) $   5,034
      (Income) loss from discontinued operations, net of tax .................           969       (204)
                                                                                 ----------- ----------
Net income (loss) for purposes of computing diluted net income per share from
         continuing operations ...............................................    $  (49,317) $   4,830
                                                                                 =========== ==========

Basic earnings (loss) per common share:
      Income (loss) from continuing operations ...............................    $    (0.61) $    0.06
      Income (loss)  from discontinued operations ............................         (0.02)       --
                                                                                 ----------- ----------
Net income (loss) ............................................................    $    (0.63) $    0.06
                                                                                 =========== ==========

Diluted earnings (loss) per common share:
      Income (loss) from continuing operations ...............................    $    (0.61) $    0.06
      Income (loss) from discontinued operations .............................         (0.02)       --
                                                                                 ----------- ----------
Net income (loss) ............................................................    $    (0.63) $    0.06
                                                                                 =========== ==========

Weighted average common and equivalent shares outstanding:
      Basic ..................................................................        80,435     79,195
                                                                                 =========== ==========
      Diluted ................................................................        80,435     82,190
                                                                                 =========== ==========

Gross profit percentage:
       Domestic rentals ......................................................        61%        65%
       International rentals .................................................        71%        70%
       Parts, service and used equipment .....................................        35%        15%
       Compressor and accessory fabrication ..................................        13%        14%
       Production and processing equipment fabrication .......................        13%        14%

(1) EBITDAR consists of consolidated income from continuing operations before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, provision for income taxes, and depreciation and amortization. The company believes that EBITDAR is a commonly used measure of financial performance for valuing companies in its industry. Additionally, since EBITDAR is a basic source of funds not only for growth but to service indebtedness, lenders in the private and public debt markets use EBITDAR as a determinant of borrowing capacity. EBITDAR should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning 2003 net income, which we believe is the most directly comparable GAAP financial measure to Hanover's EBITDAR, is unavailable because the following items are significantly uncertain so as make a 2003 prediction inadvisable: the settlement charge, interest expense, foreign currency translation, taxes, depreciation, selling, general, and administrative expense and net results from and proceeds of the sale of discontinued operations. Our 2003 expense for payments on our manditorily redeemable preferred stock are expected to be approximately equal as that incurred in 2002.

(2) First quarter 2003 EBITDAR included approximately $65.6 million estimated charge for the securities-related litigation settlement and first quarter 2002 EBITDAR included $12.7 million of foreign currency translation charges primarily related to the Argentina financial crisis.

(3) Excluding approximately $65.6 million for the estimated securities-related litigation settlement charge, $51.0 million after-tax, income from continuing operations was $1.7 million, or $0.02 per fully diluted share.